SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: JUNE 20, 2003

(DATE OF EARLIEST EVENT REPORTED: n/a)

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10934	39-1715850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 3300, Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 821-2000

ITEM 5.  Other Events

On October 17, 2002, Enbridge Energy Partners, L.P. (“Enbridge Partners”) acquired from Enbridge Energy Company, Inc. certain natural gas transportation, gathering and processing assets (the “Assets”).  This Form 8-K is being filed in order to provide additional historical financial information related to Enbridge Midcoast Energy, Inc. and additional pro forma financial information related to Enbridge Partners’ acquisition of the Assets as described in Enbridge Partners Form 8-K filed on October 31, 2002.  For additional information see also the Form 10-Q filed on May 5, 2003 for the first three months ended March 31, 2003 and the Form 10-K filed on March 28, 2003 for the fiscal year ended December 31, 2002.

ITEM 7.  Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired

The financial statements of Enbridge Midcoast Energy, Inc. set forth under the caption “Index to Financial Statements – Financial Statements of Enbridge Midcoast Energy, Inc.” beginning on page F-1 hereto are filed with this Current Report on Form 8-K and are hereby incorporated by reference.

(b)    Pro Forma Financial Information

The pro forma consolidated statement of income appearing under the caption “Index to Financial Statements – Pro Forma Financial Statement (Unaudited) of Enbridge Energy Partners, L.P.” beginning on page F-1 are filed with this Current Report on Form 8-K and are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc. its General Partner

/s/ JODY L. BALKO
Jody L. Balko
Controller

Dated: June 20, 2003

1

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Enbridge Midcoast Energy, Inc.

Consolidated Statements of Operations for the Four months ended April 30, 2001, the Five months ended September 30, 2001 and the Nine months ended September 30, 2002

Consolidated Statements of Comprehensive Income (Loss) for the Four months ended April 30, 2001, the Five months ended September 30, 2001 and the Nine months ended September 30, 2002

Consolidated Statements of Cash Flows for the Four months ended April 30, 2001, the Five months ended September 30, 2001 and the Nine months ended September 30, 2002

Notes to the Consolidated Financial Statements

Pro Forma Financial Statement (Unaudited) of Enbridge Energy Partners, L.P.

Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2002

Notes to the Unaudited Pro Forma Consolidated Statement of Income

ENBRIDGE MIDCOAST ENERGY, INC.
(an indirectly owned subsidiary of Enbridge Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Four Months ended April 30, 2001	Five Months ended September 30, 2001	Nine Months ended September 30, 2002
	(Predecessor)	(unaudited)
	(dollars in millions)

Operating Revenue	$407.0	$283.5	$738.2

Expenses
Cost of natural gas	390.9	235.6	635.2
Operating and administrative	29.5	21.7	58.4
Depreciation and amortization	5.7	10.0	18.1

	426.1	267.3	711.7

Operating (loss) income	(19.1)	16.2	26.5

Interest and other income	0.6	—	—
Interest expense	(9.4)	(9.6)	(16.6)
Minority interest	(0.1)	—	—

Income (loss) before income taxes	(28.0)	6.6	9.9

(Provision) Benefit for income taxes
Current	8.5	0.6	(11.0)
Deferred	0.9	(4.0)	6.9

	9.4	(3.4)	(4.1)

Income (loss) before cumulative effect of change in accounting principle	$(18.6)	$3.2	$5.8

Cumulative effect of change in accounting principle, net of income tax provision of $0.5	(0.9)	—	—

Net Income (Loss)	$(19.5)	$3.2	$5.8

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

ENBRIDGE MIDCOAST ENERGY, INC.
(an indirectly owned subsidiary of Enbridge Inc.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Four Months ended April 30, 2001	Five Months ended September 30, 2001	Nine Months ended September 30, 2002
	(Predecessor)	(unaudited)
	(dollars in millions)

Net Income (Loss)	$(19.5)	$3.2	$5.8

Derivative financial instruments:
Cumulative effect of transition adjustment, net of tax of $3.0	3.8	—	—
(Loss) Gain on fair value, net of tax recovery/(expense) of $2.8, $6.9, and $(1.2), respectively	(4.7)	(11.7)	2.1

Comprehensive Income (Loss)	$(20.4)	$(8.5)	$7.9

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

ENBRIDGE MIDCOAST ENERGY, INC.
(an indirectly owned subsidiary of Enbridge Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Four Months ended April 30, 2001	Five Months ended September 30, 2001	Nine Months ended September 30, 2002
	(Predecessor)	(unaudited)
	(dollars in millions)

Operating activities
Net Income (Loss)	$(19.5)	$3.2	$5.8
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	5.7	10.0	18.1
Deferred income taxes	1.3	4.0	(6.9)
Other	(0.2)	0.7	(1.6)
Changes in operating assets and liabilities	12.2	(41.3)	(38.7)

Cash used in operating activities	(0.5)	(23.4)	(23.3)

Investing activities
Acquisitions (Note 2)	—	—	(216.1)
Capital expenditures	(10.8)	(13.0)	(45.4)
Proceeds from sale (Note 3)	—	—	6.1
Other	(0.6)	—	0.5

Cash used in investing activities	(11.4)	(13.0)	(254.9)

Financing activities
Bank debt, net	7.2	(61.1)	—
Due to affiliates	—	97.0	276.1
Other	2.4	(0.6)	0.8

Cash provided by financing activities	9.6	35.3	276.9

Net decrease in cash and cash equivalents	(2.3)	(1.1)	(1.3)

Cash and cash equivalents at beginning of period	4.6	2.3	1.9

Cash and cash equivalents at end of period	$2.3	$1.2	$0.6

The accompanying notes to the Consolidated Financial Statement are an integral part of these statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(dollars in millions; except per unit amounts)

1.                  Basis of Presentation

The accompanying unaudited consolidated financial statements for Enbridge Midcoast Energy, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly the results of operations for the five month period ended September 30, 2001 and the nine month period ended September 30, 2002, and the cash flows for the five month period ended September 30, 2001 and the nine month period ended September 30, 2002.  The results of operations for the five months ended September 30, 2001 and the nine months ended September 30, 2002 should not be taken as indicative of the results to be expected for the full year.  The interim financial statements should be read in conjunction with Enbridge Midcoast Energy, Inc.’s consolidated financial statements and notes thereto presented in the Enbridge Energy Partners, L.P. Form 8-K as filed on October 31, 2002, the Form 10-K as filed on March 28, 2003 and Form 10-Q as filed on May 5, 2003.

The interim financial statements for the four months ended April 30, 2001 were derived from the Enbridge Midcoast Energy, Inc.'s audited financial statements as included in the Form 8-K as filed on October 31, 2002 and the Form S-1 as amended and filed on October 1, 2002.

2.                  Acquisitions

In the first nine months of 2002, the Company acquired natural gas transportation, gathering and processing facilities in Texas for cash consideration of $216.1 million. The facilities were complementary to the Company’s assets. The results of operations have been included in the consolidated financial statements from the respective date of acquisition.  Assets acquired during the first nine months of 2002 were: the Northeast Texas assets for $180.6 million, the South Texas assets for $9.0 million, the Hobart Ranch assets for $5.9 million, and certain natural gas compression assets for $20.6 million, as summarized below.

Fair value of assets acquired:
Property, plant and equipment	$187.6
Goodwill	37.0
Working capital deficiency	(8.5)

$216.1

The acquisitions were funded with loans from affiliated companies.

3.                  Proceeds from Sale

In June 2002, the Company sold the Provost facilities located in Canada for net cash of US $6.1 million. Subsequent to September 30, 2002, working capital adjustments were made of approximately $0.5 million, which reduced the net cash received to $5.6 million.

4.                  Segment Information

The following tables present certain financial information relating to the Company’s business segments as of and for the four months ended April 30, 2001, five months ended September 31, 2001, and the nine months ended September 30, 2002:

	As of or for the four months Ended April 30, 2001 (predecessor)
	Transmission Pipelines	Marketing	Gathering and Processing	Other	Total
	(dollars in millions)

Total Revenues	$33.1	$229.5	$144.4	$—	$407.0
Gross Margin	21.0	(18.5)	13.6	—	16.1
Depreciation and Amortization	(3.4)	—	(1.9)	(0.4)	(5.7)
Operating and Administrative, including taxes other than income	(12.5)	(2.5)	(13.3)	(1.2)	(29.5)
Interest Expense	—	—	—	(9.4)	(9.4)
Other, net	—	—	—	0.5	0.5
Income (Loss) before Income Taxes	$5.1	$(21.0)	$(1.6)	$(10.5)	$(28.0)
Capital Expenditures (excluding acquisitions)	$8.2	$0.1	$2.3	$0.2	$10.8

	As of and for the five months ended September 30, 2001 (unaudited)
	Transmission Pipelines	Marketing	Gathering and Processing	Other	Total
	(dollars in millions)

Total Revenues	$37.0	$124.3	$122.2	$—	$283.5
Gross Margin	23.2	4.9	19.8	—	47.9
Depreciation and Amortization	(4.8)	—	(2.2)	(3.0)	(10.0)
Operating and Administrative, including taxes other than income	(9.3)	(0.8)	(12.2)	0.6	(21.7)
Interest Expense	—	—	—	(9.6)	(9.6)
Other, net	—	—	—	—	—
Income (Loss) before Income Taxes	$9.1	$4.1	$5.4	$(12.0)	$6.6
Capital Expenditures (excluding acquisitions)	$8.7	$0.1	$3.3	$0.9	$13.0

	As of and for the nine months ended September 30, 2002 (unaudited)
	Transmission Pipelines	Marketing	Gathering and Processing	Other	Total
	(dollars in millions)

Total Revenues	$66.5	$310.4	$361.3	$—	$738.2
Gross Margin	45.3	0.8	56.9	—	103.0
Depreciation and Amortization	(7.4)	(0.1)	(5.1)	(5.5)	(18.1)
Operating and Administrative, including taxes other than income	(15.6)	(0.6)	(39.6)	(2.6)	(58.4)
Interest Expense	—	—	—	(16.6)	(16.6)
Other, net	—	—	—	—	—
Income (Loss) before Income Taxes	$22.3	$0.1	$12.2	$(24.7)	$9.9
Capital Expenditures (excluding acquisitions)	$28.4	$—	$13.9	$3.1	$45.4

Unaudited Pro Forma Consolidated Statement of Income

Introduction

The following pro forma financial information has been prepared to assist in the analysis of the financial effects of the acquisition by Enbridge Energy Partners, L.P. (“Enbridge Partners”) of Enbridge Midcoast Energy, Inc. (“Enbridge Midcoast Energy”), which includes the Northeast Texas, South Texas, and related asset acquisitions.  The acquisition excludes certain Canadian and other assets that were retained by Enbridge Energy Company, Inc. (“Enbridge Energy Company”).

The pro forma consolidated results of operations of Enbridge Partners and the Assets have been combined for the year ended December 31, 2002.  The pro forma consolidated statement of income assumes the acquisition was effective as of January 1, 2002.  This pro forma information is based on the following information:

•                  The unaudited interim financial statements of Enbridge Midcoast Energy.  Financial data is adjusted as necessary to include the Northeast Texas, South Texas, certain natural gas compression assets and the Hobart Ranch natural gas processing plant acquisitions for the full year.  Enbridge Midcoast Energy acquired the South Texas system on January 2, 2002, the Northeast Texas system on March 1, 2002, the Hobart Ranch assets on May 1, 2002, $12.6 million of compression assets on June 30, 2002 and the remaining $8.0 million of the compression assets effective September 1, 2002.  The pro forma financial information reflects the results of operations of these systems as of the beginning of the period presented.

•                  Financial data of the Northeast Texas, South Texas, compression and Hobart Ranch assets are unaudited.  This financial data was largely derived from the records of previous owners and is believed to be reliable.

•                  The acquisition by Enbridge Partners of the acquired systems is being accounted for using the purchase method of accounting.  Under the purchase method of accounting, the assets acquired (including intangible assets) and the liabilities assumed are recorded at fair market value rather than historical book value of the predecessor companies.  The excess purchase price over fair market value of assets is attributed to goodwill.

•                  The acquisition by Enbridge Partners of the acquired systems for $875.5 million, consisting of the assumption of $805.0 million in debt related to the acquired systems, payment of $11.7 million in cash, transaction costs of $4.9 million and post-closing adjustments of approximately $50.6 million and issuance of an additional $8.2 million equity interest in Enbridge Partners to Enbridge Energy Company.

•                  The receipt by Enbridge Partners of $330.8 million in proceeds from the sale of its i-units to Enbridge Energy Management, L.L.C. (“Enbridge Management”), which represents 9,000,000 shares at $39.00 per share, net of the underwriting discount, expected expenses and $500,000 paid by Enbridge Management to Enbridge Inc. in respect of its purchase obligation and tax indemnities, and the use by Enbridge Partners of these proceeds to repay a portion of the debt it assumed in connection with the acquisition.

•                  Cash distributions per unit by Enbridge Partners in each quarter of 2002 are assumed to be unaffected by the acquisition of Enbridge Midcoast Energy.  Distributions by Enbridge Partners of its available cash, as defined in the partnership agreement, generally are made 98.0% to the common unitholders and 2.0% to the general partner of Enbridge Partners, subject to the payment of incentive distributions to the general partner of Enbridge Partners to the extent that certain target levels of cash distributions to the common unitholders are achieved.  The incremental incentive distributions payable to the general partner of Enbridge Partners are 15.0%, 25.0% and 50.0% of all quarterly distributions of available cash that exceed target levels of $0.59, $0.70 and $0.99 per common unit, respectively.  Due to the incentive distributions received by the general partner of Enbridge Partners, an increase in the level of distributions per unit paid to limited partners will result in a disproportionate sharing of cash available for distribution in favor of the general partner.  As a result, the net earnings per unit attributable to common unitholders would decline assuming no other changes in other income statement items.  Conversely, a reduction in the level of cash distributed per unit paid to unitholders would reduce the general partner’s share of income, thereby improving net income per unit to the limited partners.  For the year ended December 31, 2002, the pro forma incentive distribution to the general partner of Enbridge Partners increased, while pro forma net income allocated to limited partners decreased.  This was a result of the assumed issuance of 9 million new units occurred as of January 1, 2002 to finance the acquisition.

•                  Enbridge Partners’ objective is to continue to increase cash distributions to unitholders.  The Board of Directors of Enbridge Management will determine the cash distribution policy and the amount of quarterly cash distributions of Enbridge Partners.  The Board of Directors periodically reviews the distribution policy whereby it considers a number of factors including the amount of cash available to Enbridge Partners for distribution to unitholders, the amount and timing of capital expenditures and the target capital structure of Enbridge Partners. Enbridge Partners anticipates that it will continue to have adequate liquidity to fund future cash distributions at current levels from operating cash flows.

•                  Enbridge Partners incurs no U.S. federal income tax liability; accordingly, no income tax expense is reflected in pro forma results of operations.

The purpose of pro forma financial information is to illustrate the results of operations given the effect of certain transactions.  The pro forma financial information presented here is not necessarily indicative of full year results of operations of the combined entity on a recurring basis due, among other things, to new projects that have not been included in the pro forma financial information.  Additionally, the pro forma financial information reflects a major plant turn-around on the Northeast Texas system in the December 2001 to February 2002 time period.  The pro forma financial information has not been adjusted to reflect the impact of the plant turn-around.

The pro forma information is presented for illustrative purposes only.  If the acquisition of Enbridge Midcoast Energy had occurred in the past, Enbridge Partners’ financial position and results of operations could have been materially different than that represented in the pro forma financial information.  The pro forma financial information should not be considered indicative of results of future operations following the acquisition of Enbridge Midcoast Energy.

Unaudited Pro Forma Consolidated Statement of Income

Year ended December 31, 2002

	Enbridge Partners	Enbridge Midcoast Energy	Midcoast Pro Forma Adjustments	Other Assets Pro Forma Adjustments	Depreciation and Financing Related Pro Forma Adjustments	Pro Forma Results
	(dollars in millions, except per unit amounts)
	(Note 1)	(Note 1)	(Notes 2 & 3)	(Note 4)	(Notes 2 & 6)

Operating Revenues:	$1,185.5	$790.1	$(3.5)	$17.5	$—	$1,989.6

Expenses:
Power	52.7	—	—	—	—	52.7
Cost of natural gas	770.7	681.4	(0.4)	13.4	—	1,465.1
Operating and administrative	144.2	64.5	(1.5)	1.3	—	208.5
Depreciation and amortization	79.9	11.7	(0.6)	—	10.2	101.2
	1,047.5	757.6	(2.5)	14.7	10.2	1,827.5

Operating income (loss)	138.0	32.5	(1.0)	2.8	(10.2)	162.1

Interest and other income	(0.7)	1.9	(0.5)	—	—	0.7
Interest expense	(59.2)	(19.1)	19.1	—	(33.9)	(93.1)

Net income (loss)	$78.1	$15.3	$17.6	$2.8	$(44.1)	$69.7

Net income allocated to common unitholders	$65.0					$54.7

Net income per unit	$1.76					$1.25

Weighted average units outstanding (millions)	36.7				7.1	43.8

The accompanying notes to the Unaudited Pro Forma Consolidated Statement of Income are an integral part of this statement.

Notes to the Unaudited Pro Forma Consolidated Statement of Income

(dollars in millions, except per unit amounts)

1.                  Accounting for the acquisition

Accounting standards require that Enbridge Partners account for the acquisition of Enbridge Midcoast Energy using the purchase method of accounting.  Accordingly, all assets and liabilities of Enbridge Midcoast Energy are valued at fair market value with excess purchase price assigned to goodwill.

The purchase price assumed is based upon the purchase price negotiated between Enbridge Energy Company and a special committee of Enbridge Energy Company’s Board of Directors on behalf of Enbridge Partners.  The special committee engaged independent financial and legal advisors to assist with evaluation of the transaction.

The purchase price of $875.5 million, including transaction costs of $4.9 million, was allocated at the acquisition date to the assets acquired and the liabilities assumed as follows:

(dollars in millions)
Assets Acquired:
Current Assets	$51.3
Goodwill	226.0
Other Assets	19.1
Property, Plant & Equipment, Net	626.7

923.1
Less—Liabilities Assumed:
Current Liabilities	26.4
Other Deferred Costs	21.2

47.6

Total Purchase Price	$875.5

As Enbridge Partners incurs no U.S. federal income tax provision, no tax adjustments impact the pro forma consolidated statement of income.

Enbridge Midcoast Energy pro forma adjustments include the results of operations for the period January 1, 2002 through October 16, 2002, the period of time that Enbridge Midcoast Energy was not owned by Enbridge Partners.  The results of operations for Enbridge Midcoast Energy from October 17, 2002 through December 31, 2002 are included in the Enbridge Partners historical results of operations.

2.                  Transaction financing, issuance of equity and retirement of long-term debt

Debt financing is assumed to bear an interest rate of 6.96%.  This interest rate is based on the assumption that 80% of the debt requirement is funded with long-term debt and 20% is funded with short-term debt.  The long-term debt financing cost is estimated at 7.6%, which is based on an estimated yield for 10-year United States Treasury Bonds plus an estimated credit spread applicable to Enbridge Partners.  The short-term debt financing cost is estimated at 4.5%, which is based on 3-month Libor plus a credit spread applied to borrowings under Energy Partners existing revolving bank credit facilities.  If interest rates vary 1/8th of one-percent from the assumed rate, interest expense will increase or decrease by approximately $1.2 million.

3.                  Midcoast Pro forma adjustments

The acquisition of Enbridge Midcoast Energy does not include certain Canadian and other assets that were retained by Enbridge Energy Company. The results of operations of these assets are reflected in the “Midcoast Pro Forma Adjustments” column on the “Unaudited Pro Forma Consolidated Statement of Income.”

4.                  Acquired assets adjustments to results of operations

Enbridge Midcoast Energy acquired the South Texas assets in January 2002, the Northeast Texas assets in March 2002, and the Hobart Ranch assets in May 2002. Enbridge Midcoast Energy’s results of operations include the contributions of these assets from their dates of acquisition.  Enbridge Midcoast Energy acquired compression assets of $12.6 million on June 30, 2002 and $8.0 million effective September 1, 2002.  The following table highlights the adjustments required to show the full-period impact of the purchases of the South Texas, Northeast Texas, Hobart Ranch and compression assets as if Enbridge Midcoast Energy had owned them since January 1, 2002.  These adjustments are based on unaudited financial information.

	Year ended December 31, 2002
	South Texas	Northeast Texas	Hobart Ranch	Compression	Total
	(a)	(b)	(c)	(d)
Revenues:
Transportation	$—	$—	$—	$—	$—
Energy marketing	—	12.3	—	—	12.3
Processing	—	3.3	1.9	—	5.2

	—	15.6	1.9	—	17.5
Expenses:
Cost of natural gas	—	12.1	1.3	—	13.4
Operating and administrative	—	4.0	0.3	(3.0)	1.3

	—	16.1	1.6	(3.0)	14.7

Operating margin	$—	$(0.5)	$0.3	$3.0	$2.8

(a)              Included in Enbridge Midcoast Energy’s results of operations from January 1, 2002 forward; therefore no adjustment is necessary in this period.

(b)             Included in Enbridge Midcoast Energy’s results of operations from March 1, 2002 forward; therefore the adjustment reflects operating data for January and February of 2002.

(c)              Included in Enbridge Midcoast Energy's results of operations from May 1, 2002 forward; therefore the adjustment reflects operating data for January, February, March, and April of 2002.

(d)             This column reflects the pro forma impact of the acquisition of natural gas compression assets.  The previous owner of the Northeast Texas system at a net annual cost of $5.9 million leased these assets. Enbridge Midcoast Energy acquired $20.6 million of compression assets.  Ownership of these assets would have reduced operating and administrative expenses, resulting in an approximate increase in operating margin of $3.0 million on a pro forma basis.  The purchase price of the compression assets is being financed by short-term borrowings.  The depreciation and interest expense related to this acquisition are reflected in the “Depreciation and Financing Related Pro Forma Adjustments” column in the Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 2002.

5.                  Net Income allocated to limited partners

Net income allocated to limited partners is computed by subtracting income allocated to the general partner of Enbridge Partners, incentive distributions and historical cost depreciation adjustments from net income.  Net income allocated to the general partner of Enbridge Partners is equal to an amount based upon its 1% general partner interest in Enbridge Partners, while incentive distributions depend upon the amount of cash distributions per unit paid to unitholders.  Distributions by Enbridge Partners of its available cash, as defined in the partnership agreement, generally are made 98.0% to the common unitholders and 2.0% to the general partner of Enbridge Partners, subject to the payments of incentive distributions to the general partner of Enbridge Partners to the extent that certain target levels of cash distributions to the common unit holders are achieved.  The incremental incentive distributions payable to the general partner of Enbridge Partners are 15.0%, 25.0% and 50.0% of all quarterly distributions of available cash that exceed target levels of $0.59, $0.70 and $0.99 per common unit, respectively.  Historical cost depreciation adjustments reflect depreciation on the general partner of Enbridge Partners’ historical cost basis of the assets contributed to Enbridge Partners in 1991.

	Year ended December 31, 2002
	(dollars in millions)
	Enbridge Partners	Pro forma Results

Net income	$78.1	$69.7
Less:
Net income allocated to general partner	1.1	0.7
Incentive distributions	11.9	14.2	(A)
Historical cost depreciation adjustments	0.1	0.1

Net income allocated to limited partners	$65.0	$54.7

Among other factors, the level of net income allocated to limited partners will be primarily dependent upon the results of operations, the amount of quarterly distributions per unit paid to unitholders and the number of units outstanding.

Note (A)

2002 Simplified Pro Forma Incentive Income Recalculation:

Distribution per Unit; $0.90 per quarter or $3.60 for the year	$3.60
Weighted Average Units Outstanding for Distribution Calculation	43,662,000	(a)

	Quarterly Per Unit Amount	Nine months Per Unit Amount	Limited Partner’s Percentage	General Partner’s Percentage	Total Cash for Limited Partners	Total Cash for General Partner		Total Cash

Minimum quarterly distribution	$0.00-$0.59	$0.00-$2.36	99%	1%	$103.0	$1.0		$104.0
First target distribution	$0.59-$0.70	$2.36-$2.80	85%	15%	19.2	3.4		22.6
Second target distribution	$0.70-$0.99	$2.80-$3.96	75%	25%	34.9	11.5		46.4
Thereafter	$0.99 and above	$3.96 and above	50%	50%	0.0	0.0		0.0
Total Cash (b)					$157.1	$15.9		$173.0
General Partner minimum distribution based on 1% ownership percentage						$1.6
Incentive Income to General Partner						$14.3	(b)

Explanatory Notes:

(a)              Number of units outstanding varies from the value used for weighted average units outstanding (“WAUOS”) in net income per unit calculation due to WAUOS being computed based on the date units are issued. For distribution purposes, if unit is outstanding on or before the record date, a full quarter’s distribution is attributed to the unit outstanding.

(b)             Amount of incentive income and distributions in the simplified calculation will only approximate amounts in financial statements due to rounding and other simplifying assumptions.

6.                   Depreciation and amortization

The depreciation adjustment noted in column “Depreciation and Financing Related Pro Forma Adjustments” is the increase necessary to balance depreciation expense for the pro forma period to the amount implied by the 30-year composite depreciable life assumed for the acquired pipeline systems.  The 30-year composite depreciable life is not expected to differ materially from the results obtained by using the estimated useful lives of the underlying individual assets.